EXHIBIT 10.7

VIEWPOINT BANK
DEFERRED COMPENSATION PLAN

Effective January 1, 2006

Next Page

VIEWPOINT BANK
DEFERRED COMPENSATION PLAN

Purpose

The purpose of this Plan is to provide specified benefits to a select group of management and highly compensated employees, and to directors, who contribute materially to the continued growth, development and future business success of Viewpoint Bank. The Plan also is intended to replace the eligible deferred compensation plan (within the meaning of Section 457(b) of the Code) (referred to herein as the "457(b) Plan") that was previously maintained by Community Credit Union, the predecessor of Viewpoint Bank. Accordingly, in connection with the establishment of this Plan, participants with an account under the 457(b) Plan will waive their entitlements under the 457(b) Plan, and in exchange will receive an opening account under this Plan equal to the value of the account they waived under the 457(b) Plan. The Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA. The Plan also is intended to comply with the applicable requirements of Section 409A of the Code, and shall be administered and interpreted accordingly.

Next Page

ARTICLE I
Definitions

For purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:
"Account Balance" shall mean, with respect to a Participant, a credit on the records of the Employer equal to his or her Deferral Account and his Substituted 457 Plan Account Balance. A Participant's Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Employer or the Trust.

"Affiliates" shall mean any and all entities that are considered affiliated with any of the Employer within the meaning of Sections 414(b) and (c) of the Code.

"Annual Bonus" shall mean any compensation, in addition to Base Annual Salary relating to services performed during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such calendar year, payable to a Participant as an Employee under the Employer's annual bonus and cash incentive plans, excluding stock options or restricted stock.

"Annual Deferral Amount" shall mean that portion of a Participant's Base Annual Salary, Annual Bonus and Director's Compensation that a Participant elects to have, and is deferred under the Plan for any one Plan Year. In the event of a Participant's Disability or Termination of Service prior to the end of a Plan Year, such year's Annual Deferral Amount shall be the actual amount withheld prior to such event.

"Base Annual Salary" shall mean the annual cash compensation relating to services performed by an Employee during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such calendar year, excluding bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, and other fees, automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee's gross income).

"Beneficiary" shall mean one or more persons, estates or other entities, designated in accordance with Article 6, that are entitled to receive benefits under this Plan upon the death of a Participant.

Next Page

"Beneficiary Designation Form" shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

"Board" shall mean the board of directors of the Employer.

"Change in Control" shall mean the first to occur of any event described as either a change in the ownership or effective control of the Employer, or in the ownership of a substantial portion of the assets of the Employer, as defined in Section 409A.

"Claimant" shall have the meaning set forth in Section 9.1.

"Code" shall mean the Internal Revenue Code 1986, as it may be amended from time to time.

"Committee" shall mean the committee described in Article 8.

"Deduction Limitation" shall mean the following described limitation on a benefit that may otherwise be distributable pursuant to the provisions of this Plan. Except as otherwise provided, this limitation shall be applied to all distributions that are "subject to the Deduction Limitation" under this Plan. If the Employer determines in good faith that there is a reasonable likelihood that any compensation paid to a Participant would not be deductible by the Employer solely by reason of the limitation under Code Section 162(m), then to the extent deemed necessary by the Employer to ensure that the entire amount of any distribution to the Participant pursuant to this Plan prior the Change in Control is deductible, the Employer may defer all or any portion of a distribution under this Plan; provided, however, that payment of the deferred benefit shall be made at the earlier of when (i) the Employer reasonably believes that the deduction of the payment of the deferred amount will not be limited or eliminated by the application of Code Section 162(m), the (ii) calendar year in which either the Participant separates from service or there occurs a Change in Control. This Deduction Limitation shall be applied in a manner consistent with Section 409A.

"Deferral Account" shall mean (i) the sum of all of a Participant's Annual Deferral Amounts, (ii) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant's Deferral Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her Deferral Account.

"Director" shall mean a member of the board of directors of the Employer.

Next Page

"Director's Compensation" shall mean fees and other compensation payable for services as a Director.

"Disabled" shall mean the Participant either is (a) unable to engage in any substantial activity by reason of any physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Employer or an Affiliate. The determination of whether a Participant is Disabled shall be determined by the Committee in its sole discretion, but subject to Section 409A.

"Disability Benefit" shall mean the benefit set forth in Article 5.

"Effective Date" shall mean January 1, 2006.

"Election Form" shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make an election under the Plan.

"Employee" shall mean a person who is classified as an employee of the Employer.

"Employer" shall mean Viewpoint Bank and other Affiliates, if any, that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

"Participant" shall mean any Employee or Director (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who timely completes and signs an Election Form, (iv) whose signed Election Form and Beneficiary Designation Form are accepted by the Committee, (v) who commences participation in the Plan, and (vi) whose Plan Agreement has not terminated. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an Account Balance under the Plan, even if he or she has an interest in the Participant's benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

"Plan" shall mean this Deferred Compensation Plan, as amended from time to time.

"Plan Year" shall mean the calendar year.

Next Page

"Section 409A" shall mean Section 409A of the Code and any regulations or other guidance of general applicability issued thereunder.

"Specific Time Payout" shall mean the payout set forth in Section 4.1.

"Specified Employee" shall mean a key employee described in Code Section 416(i) (determined without regard to paragraph (5) thereof) of the Employer, provided the Employer is publicly traded on an established securities market or otherwise. The determination of whether a Participant is a Specified Employee shall be made by the Committee in accordance with Section 409A.

"Substituted 457 Plan Account Balance" shall mean, with respect to any Participant, an amount equal to the Participant's account balance under the Section 457(b) Plan that was waived in connection with the termination of the Section 457(b) Plan and the establishment of this Plan, as increased (or decreased) by amounts credited in accordance with all the applicable investment crediting provisions of this Plan, and decreased by any distributions therefrom.

"Termination Benefit" shall mean the benefit set forth in Article 5.

"Termination of Service" shall mean the Participant's separation from service with the Employer and all Affiliates voluntarily or involuntarily, for any reason, including death. The definition of "Termination of Service" shall be interpreted to have the same meaning as the phrase "separation from service" under Section 409A.

"Trust" shall mean the trust, if any, established between the Employer and the trustee named therein, as amended from time to time.

"Unforeseeable Financial Emergency" shall mean a severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant, the Participant's spouse or a dependent of the Participant (within the meaning of Section 152(a) of the Code), (ii) a loss of the Participant's property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.
ARTICLE 2
Selection, Enrollment, Eligibility

2.1              Selection by Committee. Participation in the Plan shall be limited to a select group of management and highly compensated Employees and Directors of the Employer, as selected by the Committee in its sole discretion from time to time.

Next Page

2.2              Enrollment Requirements. As a condition to participation, each selected Employee or Director shall complete, execute and return to the Committee an Election Form and a Beneficiary Designation Form, all within 30 days after he or she is first selected to participate in the Plan. The Committee may establish from time to time such other enrollment requirements as it determines to be necessary or appropriate.

2.3              Eligibility; Commencement of Participation. Provided an Employee or Director selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period, that Employee or Director shall commence participation in the Plan as soon as practicable thereafter. If an Employee or Director fails to meet all such requirements within the period required, that Employee or Director shall not participate in the Plan until the first day of the Plan Year following the delivery to and acceptance by the Committee of the required documents.

2.4              Termination of Participation and/or Deferrals. If the Committee determines in good faith than a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, or is no longer a Director, the Committee shall have the right, in its sole discretion, to (i) to the extent permitted by Section 409A terminate any deferral election the Participant has made for the remainder of the Plan Year in which the Participant's membership status changes, (ii) prevent the Participant from making future deferral elections, (iii) cease Employer Contributions on his behalf (other than those previously declared), and/or (iv) to the extent permitted by Section 409A, distribute the Participant's then Account Balance as a Termination Benefit and terminate the Participant's participation in the Plan.

ARTICLE 3
Deferral Commitments/ Crediting/Taxes

3.1              Compensation Deferrals.

For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Annual Salary, Annual Bonus, and/or Director's Compensation, as the case may be, such amount as is set forth in the Participant's Plan Agreement with respect to the Plan Year. If no election is made, the amount deferred shall be zero. The election shall be irrevocable with respect to compensation covered by the election until the end of the Plan Year, except as otherwise provided herein. If a Participant first becomes a Participant after the first day of a Plan Year, the

Next Page

maximum Annual Deferral Amount shall be limited to the amount of compensation not yet earned by the Participant as of the date the Participant submits an Election Form to the Committee for acceptance.

3.2              Election to Defer; Effect of Election Form; Suspension.

(a)	First Plan Year. In connection with a Participant's commencement of participation in the Plan, the Participant shall make an irrevocable election regarding his Annual Deferral Amount for the Plan Year in which the Participant commences participation in the Plan, including the time and form of payment of the Participant's Account Balance attributable to the Annual Deferral Amount. For this election to be valid, the Election Form must be completed and signed by the Participant, timely delivered to the Committee (in accordance with Section 2.2 above) and accepted by the Committee no later than 30 days after the Participant first becomes eligible to participate in the Plan.
(b)	Subsequent Plan Years. For each succeeding Plan Year, the Participant shall make an irrevocable election regarding his Annual Deferral Amount for that Plan Year, and such other elections as the Committee deems necessary or desirable under the Plan. Such election shall be made before the end of the Plan Year preceding the Plan Year for which the election is made, or at such other time as may be required or permitted by Section 409A, by means of a new Election Form. If no such Election Form is timely delivered for a Plan Year, the Annual Deferral Amount shall be zero for that Plan Year.

(c)	Time and Form of Payment. Each election that provides for the deferral of compensation shall indicate the time and form of distribution which respect to which the amount being deferred will be paid.
(d)	Evergreen Election. The Election Form may provide that subsequent Annual Deferral Amounts, or the timing and form of distribution related to such Annual Deferral Amounts, will be the same as the initial or a preceding election (i.e., an evergreen election).

(e)	Election of Later Specific Term Payout Date. Consistent with Section 409A, a Participant who has elected to receive his Account Balance at a specific time in accordance with Section 4.1 may elect to extend the date when his Specific Term Payout date will be paid, provided that: (1) the election does not become effective for at least 12 months; (2) the newly elected Specific Term Payout date is at least five years later than the Specific Term Payout date previously in effect; and (3) the election occurs at least 12 months before the date the Specific Term Payout is to be made.

Next Page

(f)	No election shall be made under this Section 3.2 that would result in the accelerated payment of Plan benefits, except to the extent permitted by Section 409A.

3.3              Withholding of Annual Deferral Amounts. For each Plan Year, the Base Annual Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Base Annual Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Base Annual Salary. The Annual Bonus portion of the Annual Deferral Amount shall be withheld at the time the Annual Bonus is paid to the Participant, whether or not this occurs during the Plan Year itself. The Director's Compensation portion of the Annual Deferral Amount shall be withheld at the time the Director's Compensation is paid to the Participant, whether or not this occurs during the Plan Year.

3.4              Investment of Trust Assets. The Participant shall designate, at such time and in such manner as permitted by the Committee, the deemed investment of the Participant's Account, from such selections as are made available by the Committee from time to time. If a Participant fails to designate a deemed investment that is available under this Plan, such Participant's Account Balance shall be deemed invested in a default fund selected by the Committee in its sole discretion. Each Participant's Account shall be credited at least quarterly with an amount equal to the rate of earnings (or loss) for the previous period on the deemed investments selected by the Participant. The Committee may maintain and invest separate asset accounts corresponding to each Participant's Account Balance. The Committee also may establish sub-accounts for each type of contribution made for a Participant, as well as such other sub-accounts as are necessary for the proper administration of the Plan.

3.5              FICA and Other Taxes. For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Participant's Employer(s) shall withhold from that portion of the Participant's Base Annual Salary, Annual Bonus and Director's Compensation that is not being deferred in a manner determined by the Employer(s), the Participant's share of FICA and other employment taxes on such Annual Deferral Amount. The Committee may reduce the Annual Deferral Amount in order to comply with this Section 3.5 if it determines that such action is necessary or appropriate.

3.6              Distributions. The Employer, or the trustee of the Trust, shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer, or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer and the trustee of the Trust.

Next Page

3.7              Leave of Absence. If a Participant is authorized by the Employer for any reason to take a paid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer and the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.2. If a Participant is authorized by the Employer for any reason to take an unpaid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer and the Participant shall be excused from making deferrals until the earlier of the date the leave of absence expires or the Participant returns to a paid employment status. Upon such expiration or return, deferrals shall resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the deferral election, if any, made for that Plan Year. If no election was made for that Plan Year, no deferral shall be withheld. Notwithstanding the foregoing, this Section 3.7 shall be applied in a manner consistent with the requirements of Section 409A.

ARTICLE 4
Specific Time Payout; Unforeseeable Financial Emergencies

4.1              Specific Time Payout. In connection with each election to defer an Annual Deferral Amount, a Participant may elect to receive a future "Specific Time Payout" from the Plan. The Specific Time Payout shall be a lump sum payment equal to the Annual Deferral Amount that the Participant elected to defer under this Section 4.1 for the year, plus amounts credited and debited thereon, determined at either (a) the time that the Specific Time Payout becomes payable pursuant to the Participant's election (rather than the date of a Termination of Service), or (b) the earlier of the date of the elected Specific Time Payout or the Participant's Termination of Service, or (c) the later of the date of the elected Specific Time Payout or the Participant's Termination of Service, as elected by the Participant. Subject to the Deduction Limitation and the other terms and conditions of this Plan, each Specific Time Payout elected shall be paid out during the 60-day period after the last day of any Plan Year designated by the Participant that is at least five Plan Years after the Plan Year in which the Annual Deferral Amount is actually deferred. By way of example, if a five year Specific Time Payout is elected for Annual Deferral Amounts that are deferred in the Plan Year commencing January 1, 2007, the five year Specific Time Payout would become payable during a 60 day period commencing January 1, 2013. A Participant may change his Specific Time Payout date in accordance with and subject to Section 3.2.

4.2              Other Benefits Take Precedence Over Specific Time. Except as may be required to comply with Section 409A, and provided the Participant so elects, should an event occur that triggers a distribution under Article 5, any Account Balance or portion thereof that is subject to a Specific Time Payout election under Section 4.1

Next Page

shall not be paid in accordance with Section 4.1, but instead shall be paid in accordance with Article 5.

4.3              Withdrawal Payout for Unforeseeable Financial Emergencies. If the Participant experiences an Unforeseeable Financial Emergency, the Participant may request a partial or full payout from the Plan. The payout shall not exceed the lesser of the Participant's Account Balance, calculated as if such Participant were receiving a Termination Benefit, or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency as determined under Section 409A, taking into account (i) taxes reasonably anticipated as a result of the distribution, and (ii) the extent to which such hardship is or may be relieved through reimbursement by insurance or otherwise or by liquidation of the Participant's assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). If the Committee approves the request for a distribution, the distribution shall be made within 60 days of the date of approval. The payment of any amount under this Section 4.3 shall be subject to the Deduction Limitation.

ARTICLE 5
Plan Benefits

5.1              Termination Benefit. Upon the earlier to occur of the Participant's Termination of Service or a Change in Control, the Participant shall receive a Termination Benefit equal to the Participant's Account Balance.

5.2              Disability Benefit. If a Participant becomes Disabled prior to his Termination of Service or a Change in Control, the Participant shall receive a Disability Benefit equal to the Participant's Account Balance.

5.3              Payment of Termination Benefit.

(a)	The Participant shall receive distribution of his Account Balance in a cash lump sum.

(b)	Payment shall be made or commence no later than (i) 60 days after the date of the Participant's Termination of Service or death, as the case may be, or (ii) 10 days after the occurrence of a Change in Control. Notwithstanding the preceding sentence, if the Participant is a Specified Employee, the Participant is receiving a Termination Benefit, and the Participant's Termination of Service occurs for any reason other than the Participant's death or becoming Disabled, then the Participant's Account Balance shall be distributed or commence to be distributed no earlier than six months from the date of the Participant's Termination of Service. Any payment made shall be subject to the Deduction Limitation.

Next Page

5.4              Vesting. All Participants are fully vested in their Account Balance at all times.

ARTICLE 6
Beneficiary Designation

6.1              Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee's rules and procedures, as in effect from time to time. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent. If a Participant fails to designate a Beneficiary as provided herein, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's benefits, then the Participant's designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant's estate. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to withhold such payments until this matter is resolved to the Committee's satisfaction.

6.2              Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge the Employer and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant's right to benefits hereunder shall terminate upon such full payment of benefits.

ARTICLE 7
Termination or Amendment

7.1              Termination. The Employer reserves the right to terminate the Plan at any time by action of its board of directors. Upon the termination of the Plan, Participants shall be treated as if they experienced a Termination of Service on the date of Plan termination. Account Balances shall be paid to the Participants in a cash lump sum. The termination of the Plan shall not adversely affect any Participant or Beneficiary

Next Page

who has become entitled to the payment of any benefits under the Plan as of the date of termination. The ability of the Employer to terminate this Plan, and the timing and manner of distributing benefits in connection with the Plan termination, shall in all respects comply with Section 409A.

7.2              Amendment. The Employer may, at any time, amend the Plan by action of its board of directors; provided, however, that no amendment or modification shall be effective to decrease or restrict the value of a Participant's Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Service as of the effective date of the amendment. The Plan amendment shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification. The ability of the Employer to amend this Plan, and the amendment itself, shall in all respects comply with Section 409A.

7.3              Effect of Payment. The full payment of the applicable benefit under Articles 4 and 5 of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan.

ARTICLE 8
Administration

8.1              Committee Duties. This Plan shall be administered by a Committee which shall consist of the Board, or such committee as the Board shall appoint. Members of the Committee may be Participants under this Plan. The Committee shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. Any individual on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.

8.2              Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to the Employer.

8.3              Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

Next Page

8.4              Indemnity of Committee. The Employer shall indemnify and hold harmless the members of the Committee, and any Employee to whom the duties of the Committee may be delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of misconduct by the Committee or any of its members or any such Employee.

8.5              Employer Information. To enable the Committee to perform its functions, each Employer shall supply full and timely information to the Committee on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Committee may reasonably require.

ARTICLE 9
Claims Procedures

9.1              Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a "Claimant") may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

9.2              Notification of Decision. The Committee shall consider a Claimant's claim within a reasonable time, and shall notify the Claimant in writing:

(a)	that the Claimant's requested determination has been made, and that the claim has been allowed in full; or
(b)	that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

	(i)	the specific reason(s) for the denial of the claim, or any part of it;
	(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

Next Page

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and
(iv)	an explanation of the claim review procedure set forth in Section 9.3 below.

9.3              Review of a Denied Claim. With 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant's duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant's duly authorized representative):

(a)	may review pertinent documents;
(b)	may submit written comments or other documents; and/or
(c)	may request a hearing, which the Committee, in its sole discretion, may grant.

9.4              Decision on Review. The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee's decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)	specific reasons for the decision;
(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based; and
(c)	such other matters as the Committee deems relevant.

9.5              Legal Action. A Claimant's compliance with the foregoing provisions of this Article 9 is a mandatory prerequisite to a Claimant's right to commence any legal action with respect to any claim for benefits under this Plan.

Next Page

ARTICLE 10
Trust

10.1              Establishment of the Trust. The Employer may establish a Trust and shall, at each pay period or such other amount as it determines to be appropriate, transfer over to the Trust such cash as the Participant elected to defer under the Plan, as well as any Employer Contributions.

10.2              Interrelationship of the Plan and the Trust. The provisions of the Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employer, Participants and the creditors of the Employer to the assets transferred to the Trust. The Employer shall at all times remain liable to carry out its obligations under the Plan.

10.3              Distributions From the Trust. The Employer's obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust and any such distribution shall reduce the Employer's obligations under this Plan.

ARTICLE 11
Miscellaneous

11.1              Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that "is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent. The Plan shall also be administered and interpreted in a manner consistent with Section 409A.

11.2              Other Benefits and Agreements. The benefits provided for a Participant or a Participant's Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

11.3              Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Employer. For purposes of the payment of benefits under this Plan, any and all of the Employer's assets shall be, and remain the general, unpledged and unrestricted assets of the Employer. The Employer's obligation under the Plan shall be merely of an unfunded and unsecured promise to pay money in the future.

Next Page

11.4              Employer's Liability. The Employer's liability for the payment of benefits shall be defined only by the Plan. The Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan.

11.5              Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance allowed by a Participant or any other person, be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

11.6              Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Employer and the Participant. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Employer or to interfere with the right of the Employer to discipline or discharge the Participant at any time.

11.7              Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to, taking such physical examinations as the Committee may deem necessary.

11.8              Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be co as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

11.9              Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

11.10            Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Texas without regard to its conflicts of laws and principles.

Next Page

11.11            Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the Committee at the address of the Employer, attention to the Director of Human Resources. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

11.12            Successors. The provisions of this Plan shall bind and inure to the benefit of the Employer and its successors and assigns and the Participant and the Participant's designated Beneficiaries.

11.13            Spouse's Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including, but not limited to, such spouse's will, nor shall such interest pass under the laws of intestate succession.

11.14            Validity. In case any provision of the Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be constructed and enforced as if such illegal or invalid provision had never been inserted herein.

11.15            Incompetence. If the Committee determines in its discretion a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person's property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

11.16            Court Order. The Committee is authorized to make any payments directed by court order in any action in which the Plan or the Committee has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant's benefits under the Plan in connection with a property settlement or otherwise, the Committee, in its sole discretion shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse's or former spouse's interest in the Participant's benefits under the Plan to that spouse or former spouse. This Section 11.16 shall be applied only to the extent consistent with Section 409A.

Next Page

11.17            Distribution in the Event of Taxation or to Pay Income or FICA Taxes. If, for any reason, all or any portion of a Participant's benefits under this Plan becomes taxable to the Participant prior to receipt, the Participant shall be distributed in a cash lump sum that portion of his or her benefit that has become taxable. Distributions also may be made from a Participant's Account Balance prior to when amounts are otherwise distributable under the Plan to the extent necessary to pay FICA taxes under Code Sections 3101, 3121(a) and 3121(v)(2), as well as the corresponding federal, state, local or foreign income and withholding taxes associated with those FICA taxes. Distributions under this Section 11.17 shall be permitted only to the extent allowed under Section 409A.

             IN WITNESS WHEREOF, the Company has signed this Plan document as of _________, __, 200__, but effective for all purposes as of January 1, 2006.

VIEWPOINT BANK By: _________________________ Title: _________________________

End.